Exhibit 15.1

Letter from Deloitte & Touche LLP

Regarding Unaudited Interim Financial Information

August 21, 2003

Delta Air Lines, Inc.

Atlanta, Georgia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the periods ended March 31, 2003 and 2002, and June 30, 2003 and 2002, as indicated in our reports dated April 17, 2003, and August 8, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Atlanta, Georgia